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                                                                    EXHIBIT 3.11


                              CERTIFICATE OF MERGER

                                     MERGING

                         ENTECH ACQUISITION CORPORATION

                                      INTO

                             ENTECH INDUSTRIES, INC.

                         (PURSUANT TO SECTION 251 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

                  The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  FIRST: That the name and state of incorporation of each of the constituent corporations in the merger are as follows:

                Name                             State of Incorporation
                ----                             ----------------------
                Entech Acquisition
                Corporation                      Delaware
                Entech Industries, Inc.          Delaware

                  SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

                  THIRD: That Entech Industries, Inc., shall be the surviving corporation. The certificate of incorporation of Entech Industries, Inc. shall be amended in the merger to change the name of the corporation to Dresser Entech, Inc. Consequently, the name of the surviving corporation shall be Dresser Entech, Inc.

                  FOURTH: That the certificate of incorporation of the surviving corporation, Entech Industries, Inc., with such amendments as are effected by the merger including an




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amendment of Article "FIRST" to change the name of the surviving corporation to
Dresser Entech, Inc., is attached to the Certificate of Merger as Exhibit A, and, as so amended, shall constitute the Certificate of Incorporation, as amended, of the surviving corporation.

                  FIFTH: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation. The address of such office of the surviving corporation is 600 Travis, Suite 6000, Houston, Texas 77002.

                  SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

                  In witness whereof, Entech Industries, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 4th day of June, 2001.

                                                 ENTECH INDUSTRIES, INC.


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:



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                                                                       EXHIBIT A

                          CERTIFICATE OF INCORPORATION

                                       OF

                              DRESSER ENTECH, INC.

                  FIRST: The name of the corporation is Dresser Entech, Inc.

                  SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                  FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

                  FIFTH: The number of directors of the corporation shall be as from time to time specified in, or determined in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the bylaws so provide.

                  SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, alter or repeal the bylaws of the corporation.

                  SEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of filing of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended. Any repeal or modification of this Article shall not adversely affect any limitation on the liability of a director existing at the time of such repeal or modification.

                  EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this





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corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.



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